AMENDMENT TO THE DISTRIBUTION AGREEMENT BETWEEN
OLD MUTUAL ADVISOR FUNDS II
AND OLD MUTUAL INVESTMENT PARTNERS DATED JULY 8, 2004

AS AMENDED MARCH 1, 2006

1.           All references to PBHG Funds are hereby replaced with Old Mutual Advisor Funds II.

2.           Paragraph 13 is hereby amended to state as follows:

Any notice under this Agreement shall be deemed to be sufficient if it is given in writing, addressed and delivered, or mailed postpaid (a) if to the Distributor, to Old Mutual Investment Partners, 4643 South Ulster Street, 6th Floor, Denver, Colorado 80237, Attn:  President; and (b) if to the Trust, to Old Mutual Advisor Funds, 4643 South Ulster Street, 6th Floor, Denver, Colorado 80237, Attention:  President.

3.           Exhibit A is hereby amended to state as follows:

This Distribution Agreement is by and between Old Mutual Investment Partners and Old Mutual Advisor Funds on behalf of the following Funds:

Old Mutual Analytic U.S. Long/Short Fund
Old Mutual Barrow Hanley Value Fund
Old Mutual Columbus Circle Technology and Communications Fund
Old Mutual Emerging Growth Fund
Old Mutual Focused Fund
Old Mutual Growth Fund
Old Mutual Heitman REIT Fund
Old Mutual Large Cap Fund
Old Mutual Large Cap Growth Fund
Old Mutual Large Cap Growth Concentrated Fund
Old Mutual Mid-Cap Fund
Old Mutual Select Growth Fund
Old Mutual Small Cap Fund
Old Mutual Strategic Small Company Fund
Old Mutual TS&W Small Cap Value Fund
Old Mutual Cash Reserves Fund
Old Mutual Dwight Intermediate Fixed Income Fund
Old Mutual Dwight Short Term Fixed Income Fund

OLD MUTUAL FUNDS II

By:	/s/ Mark E. Black
Name:	Mark E. Black
Title:	Chief Financial Officer

OLD MUTUAL INVESTMENT PARTNERS

By:	/s/ Mark E. Black
Name:	Mark E. Black
Title:	Chief Administrative Officer